Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362

NEWSRELEASE
TELEDYNE TECHNOLOGIES REPORTS
SECOND QUARTER RESULTS

THOUSAND OAKS, Calif. – July 28, 2021 – Teledyne Technologies Incorporated (NYSE:TDY)

•Record sales of $1,121.0 million, an increase of 50.8% compared with last year
•Second quarter GAAP diluted earnings per share of $1.48
•Second quarter non-GAAP diluted earnings per share of $4.61, excluding pretax acquisition-related transaction and purchase accounting expenses of $150.7 million ($3.13 per share)
•Second quarter GAAP operating margin of 9.3% and non-GAAP operating margin of 22.8%
•Record second quarter cash flow from operations
•Issuing full year 2021 GAAP earnings outlook of $8.05 to $8.45 per share and full year 2021 non-GAAP earnings outlook of $15.25 to $15.50 per share, which excludes acquisition-related transaction and purchase accounting expenses
•Completed the acquisition of FLIR on May 14, 2021, for aggregate consideration of approximately $8.1 billion

Teledyne today reported second quarter 2021 net sales of $1,121.0 million, compared with net sales of $743.3 million for the second quarter of 2020, an increase of 50.8%. Net income was $64.7 million ($1.48 diluted earnings per share) for the second quarter of 2021, compared with $93.7 million ($2.48 diluted earnings per share) for the second quarter of 2020, a decrease of 30.9%. The second quarter of 2021 net sales included $301.4 million in incremental net sales from the acquisition of FLIR Systems, Inc. (“FLIR”). In connection with the FLIR acquisition, Teledyne incurred pretax expenses of $140.7 million, which included $42.3 million of transaction and integration-related costs, $52.2 million for the settlement of FLIR employee and director stock awards, $22.8 million in acquired intangible asset amortization expense and $23.4 million in acquired inventory step-up expense. The second quarter of 2021 also included $10.0 million of acquired intangible asset amortization expense for transactions completed in prior periods. Excluding these charges, non-GAAP net income for the second quarter of 2021 would have been $201.0 million ($4.61 per share). The second quarter of 2020 included pretax charges of $18.3 million which included $9.7 million in acquired intangible asset amortization expense and $8.6 million in severance, facility consolidation and acquisition costs. Excluding acquired intangible asset amortization expense, non-GAAP net income for the second quarter of 2020 would have been $101.1 million ($2.68 per share). Operating margin was 9.3% for the second quarter of 2021, compared with 14.8% for the second quarter of 2020. Excluding acquisition-related transaction and purchase accounting expenses, non-GAAP operating margin for the second quarter of 2021 was 22.8%, compared with 16.1% for the second quarter of 2020. The second quarter of 2021 reflected net discrete income tax expense of $4.1 million compared with net discrete income tax benefits of $10.4 million for the second quarter of 2020.

“The second quarter was truly a record for Teledyne with sales, operating margin and earnings, excluding acquisition-related costs, significantly greater than any prior period,” said Robert Mehrabian, Executive Chairman. “We achieved double-digit organic growth with such sales from digital imaging, environmental and electronic test and measurement instrumentation increasing from 17% to nearly 25% year-over-year. Furthermore, Teledyne FLIR performed very well in its first few weeks under Teledyne ownership. We have already made rapid progress integrating FLIR, increasing visibility and accelerating the financial reporting cadence, while continuing to enhance FLIR’s compliance standards. At the same time, we have eliminated significant corporate overhead, consultants and other third-party service providers. As a result, we now expect to achieve our annualized cost savings target of $80.0 million before the end of 2022, as opposed to 2024 as described in our final merger proxy. I should note that the very strong non-GAAP margin and earnings performance in the second quarter resulted, in part, from a disproportionate amount of sales from FLIR relative to costs in its first six weeks of consolidation. In addition, the average share count in the second quarter only partially reflected the stock issued in connection with the transaction. Both items are normalized and reflected in our outlook for 2021.”
Review of Operations
Comparisons are with the second quarter of 2020, unless noted otherwise. The Company now discloses acquired intangible asset amortization on a separate income statement line. Acquired intangible asset amortization was previously included in selling, general and administrative expenses. Prior period amounts have been reclassified to conform to the current presentation.
Digital Imaging
The Digital Imaging segment’s second quarter 2021 net sales were $579.5 million, compared with $237.6 million, an increase of 143.9%. Operating income was $84.6 million for the second quarter of 2021, compared with $46.8 million, an increase of 80.8%.
The second quarter 2021 net sales increase included $301.4 million of incremental net sales from the FLIR acquisition as well as organic sales growth from industrial and scientific sensors and cameras, micro-electro-mechanical systems (“MEMS”) and geospatial imaging software. The second quarter of 2021 net sales reflected the historical concentration of FLIR net sales in the second half of the quarter. The increase in operating income in the second quarter of 2021 reflected the historical concentration of FLIR net sales which were disproportionately higher than the operating expenses, partially offset by $70.2 million of FLIR acquisition-related transaction and purchase accounting expenses, which included $24.0 million of integration-related costs, $22.8 million in acquired intangible asset amortization expense and $23.4 million in inventory step-up expense. The increase in operating income also reflected the impact of organic sales growth.
Instrumentation
The Instrumentation segment’s second quarter 2021 net sales were $291.1 million, compared with $263.1 million, an increase of 10.6%. Operating income was $64.6 million for the second quarter of 2021, compared with $48.5 million, an increase of 33.2%.
The second quarter 2021 net sales increase resulted from higher sales of environmental instrumentation and test and measurement instrumentation, partially offset by lower sales of marine instrumentation. Sales of environmental instrumentation and test and measurement instrumentation increased $18.5 million and $14.5 million, respectively. Sales of marine instrumentation decreased $5.0 million. The increase in operating income reflected the impact of higher sales and improved margins across most product categories resulting from ongoing margin improvement initiatives.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s second quarter 2021 net sales were $152.4 million, compared with $143.1 million, an increase of 6.5%. Operating income was $28.4 million for the second quarter of 2021, compared with $17.5 million, an increase of 62.3%.
The second quarter 2021 net sales reflected $9.4 million of higher sales for defense and space electronics, partially offset by slightly lower sales of aerospace electronics of $0.1 million. Operating income in the second quarter of 2021 reflected the impact of higher sales and a lower cost structure due to actions taken in 2020, lower severance, facility consolidation expenses and lower research and development costs. Operating income in the second quarter of 2021 included $0.1 million in severance and facility consolidation costs, compared with $5.2 million. Research and development expense was lower by $3.1 million in the second quarter of 2021, and primarily reflected lower spending for aerospace electronics.
Engineered Systems
The Engineered Systems segment’s second quarter 2021 net sales were $98.0 million compared with $99.5 million, a decrease of 1.5%. Operating income was $11.0 million for the second quarter of 2021, compared with $10.8 million, an increase of 1.9%.
The second quarter 2021 net sales reflected higher sales of $3.0 million of engineered products and $0.7 million for energy systems, more than offset by lower sales of $5.2 million of turbine engines. The higher sales for engineered products primarily reflected increased sales from missile defense and marine manufacturing programs. Teledyne exited the turbine engine business in the first quarter of 2021.
Additional Financial Information
FLIR acquisition
On May 14, 2021, Teledyne completed the acquisition of FLIR in a cash and stock transaction valued at $8.1 billion. In connection with the acquisition of FLIR stock, Teledyne issued 9.5 million shares of its common stock and paid $3.7 billion in cash. FLIR manufactures thermal and visible-spectrum imaging cameras, cores and components, marine electronics, and sensors, surveillance systems and unmanned platforms for industrial and government customers worldwide, and is part of the Digital Imaging segment.
Cash Flow
Cash provided by operating activities was $211.3 million for the second quarter of 2021, compared with $155.8 million. The higher cash flow from operating activities for the second quarter of 2021 reflected improved working capital management, which included a focus on inventory reduction initiatives and the cash flow contribution from FLIR, partially offset by higher income tax payments and after tax payments of $66.7 million for expenses related to the FLIR acquisition. At July 4, 2021, net debt was $4,046.9 million and comprised of cash and cash equivalents of $695.1 million and total debt of $4,742.0 million. At January 3, 2021, net debt was $105.4 million and comprised of cash and cash equivalents of $673.1 million and total debt of $778.5 million. The higher debt balance at July 4, 2021, included the debt incurred to fund the cash portion of the FLIR acquisition. At July 4, 2021, approximately $743.5 million was available under the $1,150 million credit facility, after reductions of $125.0 million in borrowings and $281.5 million in outstanding letters of credit. The outstanding letters of credit include a $260.0 million letter of credit to the Swedish Tax Authority, related to a disputed 2018 tax reassessment issued to a FLIR subsidiary in Sweden. The Company received $5.1 million from the exercise of stock options in the second quarter of 2021 compared with $18.0 million. Capital expenditures for the second quarter of 2021 were $20.8 million compared with $16.6 million. Depreciation and amortization expense for the second quarter of 2021 was $59.7 million, which includes acquired intangible asset amortization expense of $22.8 million related to FLIR, compared with $29.0 million. Non-cash inventory step-up expense related to FLIR was $23.4 million for the second quarter of 2021.

Free Cash Flow (a)	Second Quarter
(in millions, brackets indicate use of funds)	2021	2020
Cash provided by operating activities	$211.3	$155.8
Capital expenditures for property, plant and equipment	(20.8)	(16.6)
Free cash flow	190.5	139.2
FLIR transaction related cash payments, net of tax	66.7	—
Adjusted free cash flow	$257.2	$139.2
Income Taxes
The effective tax rate for the second quarter of 2021 was 29.8%, compared with 13.2%. The second quarter of 2021 reflected net discrete income tax expense of $4.1 million, which included $11.5 million expense related to foreign tax rate changes, partially offset by a $5.3 million income tax benefit related to the release of a valuation allowance and a $2.1 million income tax benefit related to share-based accounting. The second quarter of 2020 reflected net discrete income tax benefits of $10.4 million which included $9.8 million in income tax benefit related to share-based accounting. Excluding the net discrete income tax items in both periods, the effective tax rates would have been 25.3% for the second quarter of 2021, compared with 22.8%. The higher tax rate in the second quarter of 2021, reflects the impact of certain non-deductible transaction and integration costs as well as the impact of a change in the expected total year tax rate.
Other
Stock option expense was $3.6 million for the second quarter of 2021 compared with $5.7 million. Stock option expense for fiscal year 2021 is currently expected to be $20.8 million based on current options outstanding and stock options expected to be granted in the third quarter of 2021, compared with $24.7 million for fiscal year 2020. The decrease in stock option expense in the second quarter of 2021, reflects the absence of stock option grants in the first six months of 2021. Restricted stock unit expense for FLIR employees was $4.4 million in the second quarter of 2021 and is expected to be $8.2 million for fiscal year 2021 and is included in the Digital Imaging segment results. Non-service retirement benefit income was $2.8 million for the second quarter of 2021, compared with $3.2 million. Interest expense, net of interest income, increased to $21.2 million for the second quarter of 2021 compared with $3.7 million. The higher 2021 amount included interest and debt expense on the debt incurred to fund the FLIR acquisition. Corporate expense increased to $84.2 million for the second quarter of 2021, compared with $13.8 million. The higher 2021 amount included $70.5 million of transaction costs related to the FLIR acquisition, including $52.2 million for the settlement of FLIR employee and director stock awards. Other income and expense, was income of $6.1 million for the second quarter of 2021, compared with expense of $1.4 million. The second quarter 2021 amount included $4.0 million in foreign currency income, compared with $2.5 million in foreign currency expense in the second quarter of 2020.
Outlook
Based on its current outlook, the company’s management believes that third quarter 2021 GAAP diluted earnings per common share will be in the range of $2.00 to $2.15 and full year 2021 GAAP diluted earnings per common share will be in the range of $8.05 to $8.45 and third quarter 2021 non-GAAP diluted earnings per common share will be in the range of $3.55 to $3.65 and full year 2021 non-GAAP diluted earnings per common share will be in the range of $15.25 to $15.50. The non-GAAP outlook excludes certain costs related to the FLIR acquisition, such as acquired intangible asset amortization, inventory step-up expense, bridge loan and debt extinguishment fees, and transaction costs and reflects the issuance of Teledyne common stock on May 14, 2021 in connection with the FLIR transaction. This outlook also excludes acquired intangible asset amortization from prior acquisitions and the remeasurement of deferred taxes related to acquired intangible assets due to changes in tax laws. The company’s annual expected tax rate for 2021 is 23.9%, before discrete tax items. In addition, we currently expect less discrete tax items in 2021 compared with 2020.

Use of Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We supplement the reporting of our financial results determined under GAAP with certain non-GAAP financial measures. The non-GAAP financial measures presented provides management, analysts, and investors with additional useful information in evaluating the performance of the company. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Further details on reasons that we use non-GAAP financial measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included following our GAAP financial statements.
Forward-Looking Statements Cautionary Notice
This earnings release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to management’s beliefs about the financial condition, results of operations and businesses of Teledyne in the future. Forward-looking statements involve risks and uncertainties, are based on the current expectations of the management of Teledyne and are subject to uncertainty and changes in circumstances.
The forward-looking statements contained herein may include statements relating to stock option compensation expense, and about the expected effects on Teledyne of the acquisition of FLIR and related financing, the anticipated scope of the transaction, anticipated earnings enhancements, estimated cost savings and other synergies related to the transaction, costs to be incurred in achieving synergies, anticipated capital expenditures and product developments, and other strategic options. Forward-looking statements generally are accompanied by words such as “projects”, “intends”, “expects”, “anticipates”, “targets”, “estimates”, “will” and words of similar import that convey the uncertainty of future events or outcomes. All statements made in this communication that are not historical in nature should be considered forward-looking. By its nature, forward-looking information is not a guarantee of future performance or results and involves risks and uncertainties because it relates to events and depends on circumstances that will occur in the future.
Actual results could differ materially from these forward-looking statements. Many factors could change anticipated results, including ongoing challenges and uncertainties posed by the COVID pandemic for businesses and governments around the world, including production, supply, contractual and other disruptions, facility closures, furloughs and travel restrictions; the inability to integrate FLIR successfully, to retain customers and key employees and to achieve operating synergies, including the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Teledyne and FLIR do business; changes in relevant tax and other laws; risks associated with indebtedness, including that incurred as a result of financing transactions undertaken in connection with the acquisition of FLIR, as well as our ability to reduce indebtedness and the timing thereof; the inability to develop and market new competitive products; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards; operating results of FLIR being lower than anticipated; disruptions in the global economy; customer and supplier bankruptcies; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures or changes to U.S. and foreign government spending and budget priorities triggered by the COVID pandemic; impacts from the United Kingdom’s exit from the European Union; uncertainties related to the policies of the U.S. Presidential Administration; the imposition and expansion of, and responses to, trade sanctions and tariffs; the continuing review and resolution of FLIR’s export matters; escalating economic and diplomatic tension between China and the United States; and threats to the security of our confidential and proprietary information, including cyber security threats. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production could further negatively affect our businesses that supply the oil and gas industry. Continued weakness in the commercial aerospace industry will negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets. Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
Additional factors that could cause results to differ materially from those described above can be found in Teledyne’s Annual Report on Form 10-K for the year ended January 3, 2021, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are on file with the SEC and available in the “Investors” section of Teledyne’s website, teledyne.com, under the heading “Investor Information” and in other documents Teledyne files with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. Teledyne assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
A live webcast of Teledyne’s second quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, July 28, 2021. To access the call, go to www.teledyne.com/investors/events-and-presentations approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Wednesday, July 28, 2021.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JULY 4, 2021 AND JUNE 28, 2020
(Unaudited - in millions, except per share amounts)

	Second Quarter (a)	Second Quarter	Six Months (a)	Six Months
	2021	2020	2021	2020
Net sales	$1,121.0	$743.3	$1,926.7	$1,527.9
Costs and expenses:
Costs of sales	663.1	460.6	1,155.6	953.2
Selling, general and administrative expenses (b)	320.7	163.2	488.9	341.6
Acquired intangible asset amortization (b)	32.8	9.7	42.6	19.3
Total costs and expenses	1,016.6	633.5	1,687.1	1,314.1
Operating income	104.4	109.8	239.6	213.8
Interest and debt expense, net	(21.2)	(3.7)	(56.9)	(7.8)
Non-service retirement benefit income	2.8	3.2	5.6	5.7
Other income ( expense), net	6.1	(1.4)	5.1	(2.8)
Income before income taxes	92.1	107.9	193.4	208.9
Provision for income taxes (c)	27.4	14.2	44.0	33.0
Net income	$64.7	$93.7	$149.4	$175.9

Diluted earnings per common share	$1.48	$2.48	$3.66	$4.65

Weighted average diluted common shares outstanding	43.6	37.8	40.8	37.8

a)    The second quarter of 2021 includes pretax charges of $150.7 million primarily related to the acquisition of FLIR. Of this amount, $23.7 million was recorded to cost of sales, $94.2 million was recorded to selling, general and administrative expenses and $32.8 million was recorded to acquired intangible asset amortization ($10.0 million related to prior acquisitions). The first six months of 2021 includes pretax charges of $197.0 million mostly related to the acquisition of FLIR, of which, $23.7 million was recorded to cost of sales, $100.1 million was recorded to selling, general and administrative expenses, $42.6 million was recorded to acquired intangible asset amortization, ($19.8 million related to prior acquisitions) and $30.6 million was recorded to interest expense.
b)    Acquired intangible asset amortization was previously included in selling, general and administrative expenses. Prior period amounts have been reclassified to conform to the current presentation.
c)    The second quarter of 2021 includes net discrete income tax expense of $4.1 million and the first six months of 2021 includes net discrete income tax benefits of $2.2 million. The second quarter and first six months of 2020 includes net discrete tax benefits of $10.4 million and $14.6 million, respectively.

This financial statement was prepared in accordance with U.S. generally accepted accounting principles.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JULY 4, 2021 AND JUNE 28, 2020
(Unaudited - in millions)

	Second Quarter	Second Quarter	% Change	Six Months	Six Months	% Change
	2021	2020		2021	2020
Net sales:
Digital Imaging	$579.5	$237.6	143.9%	$842.8	$484.3	74.0%
Instrumentation	291.1	263.1	10.6%	577.6	548.2	5.4%
Aerospace and Defense Electronics	152.4	143.1	6.5%	303.6	299.4	1.4%
Engineered Systems	98.0	99.5	(1.5)%	202.7	196.0	3.4%
Total net sales	$1,121.0	$743.3	50.8%	$1,926.7	$1,527.9	26.1%
Operating income:
Digital Imaging (a)	$84.6	$46.8	80.8%	$136.6	$90.6	50.8%
Instrumentation	64.6	48.5	33.2%	124.0	99.3	24.9%
Aerospace and Defense Electronics	28.4	17.5	62.3%	56.7	30.9	83.5%
Engineered Systems	11.0	10.8	1.9%	25.9	22.2	16.7%
Corporate expense (a)	(84.2)	(13.8)	*	(103.6)	(29.2)	*
Operating income	104.4	109.8	(4.9)%	239.6	213.8	12.1%
Interest and debt expense, net (a)	(21.2)	(3.7)	*	(56.9)	(7.8)	*
Non-service retirement benefit income	2.8	3.2	(12.5)%	5.6	5.7	(1.8)%
Other income ( expense), net	6.1	(1.4)	*	5.1	(2.8)	*
Income before income taxes	92.1	107.9	(14.6)%	193.4	208.9	(7.4)%
Provision for income taxes (b)	27.4	14.2	93.0%	44.0	33.0	33.3%
Net income	$64.7	$93.7	(30.9)%	$149.4	$175.9	(15.1)%
* not meaningful

a)    The second quarter of 2021 includes pretax charges of $140.7 million related to the acquisition of FLIR, of which, $70.2 million was recorded in the Digital Imaging segment and $70.5 million was recorded to corporate expense. The first six months of 2021 includes pretax charges of $177.2 million related to the acquisition of FLIR, of which, $70.2 million was recorded in the Digital Imaging segment, $76.4 million was recorded to corporate expense and $30.6 million was recorded to interest and debt expense.
b)    The second quarter of 2021 includes net discrete income tax expense of $4.1 million and the first six months of 2021 includes net discrete income tax benefits of $2.2 million. The second quarter and first six months of 2020 includes net discrete tax benefits of $10.4 million and $14.6 million, respectively.

This financial statement was prepared in accordance with U.S. generally accepted accounting principles.

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – in millions)

	July 4, 2021	January 3, 2021
ASSETS
Cash and cash equivalents	$695.1	$673.1
Accounts receivable, net	963.3	624.1
Inventories, net	867.2	347.3
Prepaid expenses and other current assets	125.3	78.1
Total current assets	2,650.9	1,722.6
Property, plant and equipment, net	873.0	489.3
Goodwill and acquired intangible assets, net (a)	10,281.7	2,559.7
Prepaid pension asset	80.6	67.9
Other assets, net	336.7	245.3
Total assets	$14,222.9	$5,084.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$399.6	$229.1
Accrued liabilities	653.7	434.2
Current portion of long-term debt and other debt	—	97.6
Total current liabilities	1,053.3	760.9
Long-term debt, net of current portion	4,742.0	680.9
Other long-term liabilities	1,115.2	414.4
Total liabilities	6,910.5	1,856.2
Total stockholders’ equity (b)	7,312.4	3,228.6
Total liabilities and stockholders’ equity	$14,222.9	$5,084.8
a)    The increase in goodwill and acquired intangible assets primarily reflects the estimated amounts related to the acquisition of FLIR on May 14, 2021.
b)    The increase in total stockholders' equity primarily reflects the value of Teledyne common stock issued in connection with the acquisition of FLIR on May 14, 2021.

This financial statement was prepared in accordance with U.S. generally accepted accounting principles.

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE SECOND QUARTER AND SIX MONTHS ENDED JULY 4, 2021 AND JUNE 28, 2020
(Unaudited - in millions, except per share amounts)

	Second Quarter 2021			Second Quarter 2020
	Income before income taxes	Net income	Diluted earnings per common share	Income before income taxes	Net income	Diluted earnings per common share
GAAP	$92.1	$64.7	$1.48	$107.9	$93.7	$2.48
Adjusted for specified items:
FLIR transaction and integration costs	94.5	80.7	1.85	—	—	—
FLIR inventory step-up expense	23.4	18.0	0.41	—	—	—
Acquired intangible asset amortization	32.8	25.2	0.59	9.7	7.4	0.20
Tax rate changes on acquired intangible assets	—	12.4	0.28	—	—	—
Non-GAAP	$242.8	$201.0	$4.61	$117.6	$101.1	$2.68

	Six Months 2021			Six Months 2020
	Income before income taxes	Net income	Diluted earnings per common share	Income before income taxes	Net income	Diluted earnings per common share
GAAP	$193.4	$149.4	$3.66	$208.9	$175.9	$4.65
Adjusted for specified items:
FLIR transaction and integration costs	100.4	86.5	2.12	—	—	—
FLIR inventory step-up expense	23.4	18.0	0.44	—	—	—
Acquired intangible asset amortization	42.6	32.7	0.80	19.3	14.7	0.39
Tax rate changes on acquired intangible assets	—	12.4	0.31	—	—	—
Bridge loan and debt extinguishment fees	30.6	23.3	0.57	—	—	—
Non-GAAP	$390.4	$322.3	$7.90	$228.2	$190.6	$5.04

	Second Quarter 2021		Second Quarter 2020
	Operating income	Operating margin	Operating income	Operating margin
GAAP	$104.4	9.3%	$109.8	14.8%
Adjusted for specified items:
FLIR transaction and integration costs	94.5		—
FLIR inventory step-up expense	23.4		—
Acquired intangible asset amortization	32.8		9.7
Non-GAAP	$255.1	22.8%	$119.5	16.1%

	Six Months 2021		Six Months 2020
	Operating income	Operating margin	Operating income	Operating margin
GAAP	$239.6	12.4%	$213.8	14.0%
Adjusted for specified items:
FLIR transaction and integration costs	100.4		—
FLIR inventory step-up expense	23.4		—
Acquired intangible asset amortization	42.6		19.3
Non-GAAP	$406.0	21.1%	$233.1	15.3%

	July 4, 2021	January 3, 2021
Current portion of long-term debt and other debt - GAAP	$—	$97.6
Long-term debt - GAAP	4,742.0	680.9
Total debt - non-GAAP	4,742.0	778.5
Less cash and cash equivalents - GAAP	(695.1)	(673.1)
Net debt - non-GAAP	$4,046.9	$105.4

	Third Quarter 2021		Total Year 2021
	Low	High	Low	High
GAAP Diluted Earnings Per Common Share Outlook	$2.00	$2.15	$8.05	$8.45
Adjusted for specified non-GAAP items:
FLIR transaction and integration costs	0.09	0.08	2.10	2.04
FLIR inventory step-up expense	0.57	0.55	1.63	1.58
Acquired intangible asset amortization	0.89	0.87	2.67	2.63
Tax rate changes on acquired intangible assets	—	—	0.28	0.28
Bridge loan and debt extinguishment fees	—	—	0.52	0.52
Non-GAAP Diluted Earnings Per Common Share Outlook	$3.55	$3.65	$15.25	$15.50
Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with GAAP. However, management believes that, in order to more fully understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain items resulting from our acquisitions which have an infrequent or non-recurring impact on operations. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management and investors with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain expenses and other items. Management believes these non-GAAP financial measures also provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors. The company’s 2021 diluted earnings per common share guidance is also presented on a non-GAAP basis.
The non-GAAP financial measures are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies. The non-GAAP financial measures are also used by our management to evaluate our operating performance, and benchmark our results against our historical performance and the performance of our peers.

Our non-GAAP measures are as follows:
Non-GAAP Income before income taxes, net income and diluted earnings per common share
These non-GAAP measures provided a supplemental view of income before taxes, net income, and diluted earnings per common share. These non-GAAP measures exclude certain costs related to the FLIR acquisition, such as acquired intangible asset amortization, amortization of inventory step-up, bridge loan and debt extinguishment fees, and transaction costs such as advisory, legal and other consulting fees, filing fees, employee separation costs and other costs. These non-GAAP measures also exclude acquired intangible asset amortization from prior acquisitions and the remeasurement of deferred taxes related to acquired intangible assets due to changes in tax laws. We adjust for any income tax impact related to these items to take into account the tax treatment and related tax rate and changes in tax rates that apply to each adjustment in the applicable tax jurisdiction. Generally, this results in tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including transaction expenses, depend on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rates in those jurisdictions. We believe these measures provide investors and management with additional means to understand and evaluate the operating results of our business by adjusting for certain expenses and other items and present an alternative view of our performance compared to prior periods.
Non-GAAP operating income and operating margin
We define non-GAAP operating margin as non-GAAP operating income divided by net sales. These non-GAAP measures exclude certain costs related to the FLIR acquisition, such as acquired intangible asset amortization, amortization of inventory step-up, and transaction costs such as advisory, legal and other consulting fees, filing fees, employee separation costs and other costs. These non-GAAP measures also exclude acquired intangible asset amortization from prior acquisitions. We believe these measures provide investors and management with additional means to understand and evaluate the operating results of our business by adjusting for certain expenses and other items and present an alternative view of our performance compared to prior periods
Non-GAAP Total debt and net debt
We define non-GAAP total debt as the sum of current portion of long-term debt and other debt and long-term debt. We define net debt as the difference between non-GAAP total debt less cash and cash equivalents. The company believes that this supplemental non-GAAP information is useful to assist investors and management in analyzing the company’s liquidity.
Non-GAAP Diluted earnings per common share outlook
These non-GAAP measures represent our earnings per common share outlook for the third quarter 2021 and total year 2021 on a fully diluted basis, excluding certain costs related to the FLIR acquisition, such as acquired intangible asset amortization, amortization of inventory step-up, bridge loan and debt extinguishment fees, and transaction costs such as advisory, legal and other consulting fees, filing fees, employee separation costs and other costs. These non-GAAP measures also exclude acquired intangible asset amortization from prior acquisitions and the remeasurement of deferred taxes related to acquired intangible assets due to changes in tax laws.
Non-GAAP Free cash flow and adjusted free cash flow
We define free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of cash paid for transaction related expenses for the FLIR acquisition on a net of tax basis. We believe that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Management excludes the effect of each of the items identified below to arrive at the applicable non-GAAP financial measure referenced in the previous tables for the reasons set forth below with respect to that item:
•    FLIR transaction and integration costs - Included in our GAAP presentation of cost of sales and selling, general and administrative expenses are expenses incurred in connection with our acquisitions of FLIR and primarily include legal, accounting, other professional fees as well as integration-related costs such as employee separation costs and facility lease impairments. Employee separation costs include required change-in-control payments, cash settlement of FLIR employee and director stock awards, as well as other employee severance amounts. We exclude these costs from our non-GAAP measures because we believe it does not reflect our ongoing financial performance.
•FLIR inventory step-up expense – The purchase accounting entries associated with our acquisition of FLIR require us to record inventory at its fair value, which is sometimes greater than the previous book value of inventory. Included in our GAAP presentation, the increase in inventory value is amortized to cost of sales over the period that the related inventory is sold. We exclude inventory step-up amortization from our non-GAAP measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results.
• Acquired intangible asset amortization – Included in our GAAP presentation of selling, general and administrative expense is amortization of acquired intangible assets in connection with the acquisition of FLIR and prior acquisitions. We believe that by excluding the amortization of acquired intangible assets, which primarily represents purchased technology and customer relationships, as well as purchase order and contract backlog, this provides an alternative way for investors to compare our operations pre-acquisition to those post acquisition and to those of our competitors that have pursued internal growth strategies. However, we note that companies that grow internally will incur costs to develop intangible assets that will be expensed in the period incurred, which may make a direct comparison more difficult.
•Bridge loan and debt extinguishment fees - Included in our GAAP presentation of interest and debt expense are expenses incurred in connection with the financing activities to fund the FLIR acquisition. We exclude these expenses, many of which are one-time costs, from our non-GAAP measures because we believe it does not reflect our ongoing financial performance.
•Tax rate changes on acquired intangible assets – In June 2021, the United Kingdom Parliament enacted legislation to increase the corporate tax rate to 25% effective April 2023. Accordingly, the tax rate changes required us to remeasure our deferred taxes related to acquired intangible assets.

APPENDIX A

The following tables are presented to show the reconciliation of GAAP operating income to non-GAAP operating income by segment for 2021 and each quarter of 2020.

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
SUMMARY OF QUARTERLY OPERATING INCOME
(Unaudited - in millions)

	First Quarter 2021
	GAAP Operating Income	Acquired intangible asset amortization	Inventory step-up expense	Transaction and integration costs	Non-GAAP Operating Income

Digital Imaging	$52.0	$4.6	$—	$—	$56.6
Instrumentation	59.4	5.0	—	—	64.4
Aerospace and Defense Electronics	28.3	0.2	—	—	28.5
Engineered Systems	14.9	—	—	—	14.9
Corporate expense	(19.4)	—	—	5.9	(13.5)
Total	$135.2	$9.8	$—	$5.9	$150.9

	Second Quarter 2021
	GAAP Operating Income	Acquired intangible asset amortization	Inventory step-up expense	Transaction and integration costs	Non-GAAP Operating Income

Digital Imaging	$84.6	$27.4	$23.4	$24.0	$159.4
Instrumentation	64.6	5.2	—	—	69.8
Aerospace and Defense Electronics	28.4	0.2	—	—	28.6
Engineered Systems	11.0	—	—	—	11.0
Corporate expense	(84.2)	—	—	70.5	(13.7)
Total	$104.4	$32.8	$23.4	$94.5	$255.1

	First Six Months 2021
	GAAP Operating Income	Acquired intangible asset amortization	Inventory step-up expense	Transaction and integration costs	Non-GAAP Operating Income

Digital Imaging	$136.6	$32.0	$23.4	$24.0	$216.0
Instrumentation	124.0	10.2	—	—	134.2
Aerospace and Defense Electronics	56.7	0.4	—	—	57.1
Engineered Systems	25.9	—	—	—	25.9
Corporate expense	(103.6)	—	—	76.4	(27.2)
Total	$239.6	$42.6	$23.4	$100.4	$406.0

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
SUMMARY OF QUARTERLY OPERATING INCOME (continued)
(Unaudited - in millions)

	First Quarter 2020
	GAAP Operating Income	Acquired intangible asset amortization	Non-GAAP Operating Income

Digital Imaging	$43.8	$4.6	$48.4
Instrumentation	50.8	4.8	55.6
Aerospace and Defense Electronics	13.4	0.2	13.6
Engineered Systems	11.4	—	11.4
Corporate expense	(15.4)	—	(15.4)
Total	$104.0	$9.6	113.6

	Second Quarter 2020
	GAAP Operating Income	Acquired intangible asset amortization	Non-GAAP Operating Income

Digital Imaging	$46.8	$4.4	$51.2
Instrumentation	48.5	5.1	53.6
Aerospace and Defense Electronics	17.5	0.2	17.7
Engineered Systems	10.8	—	10.8
Corporate expense	(13.8)	—	(13.8)
Total	$109.8	$9.7	$119.5

	Third Quarter 2020
	GAAP Operating Income	Acquired intangible asset amortization	Non-GAAP Operating Income

Digital Imaging	$45.5	$4.5	$50.0
Instrumentation	50.7	5.1	55.8
Aerospace and Defense Electronics	26.7	0.3	27.0
Engineered Systems	12.5	—	12.5
Corporate expense	(12.9)	—	(12.9)
Total	$122.5	$9.9	$132.4

	Fourth Quarter 2020
	GAAP Operating Income	Acquired intangible asset amortization	Non-GAAP Operating Income

Digital Imaging	$56.7	$4.6	$61.3
Instrumentation	63.2	4.8	68.0
Aerospace and Defense Electronics	23.2	0.2	23.4
Engineered Systems	15.4	—	15.4
Corporate expense	(14.7)	—	(14.7)
Total	$143.8	$9.6	$153.4

The following tables have been revised from the presentation included in our first quarter 2021 earnings release and are now presented in the same format and include the same category of adjustments as the current revised format in this earnings release.

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE FIRST QUARTER ENDED APRIL 4, 2021 AND MARCH 29, 2020
(Unaudited - in millions, except per share amounts)

	First Quarter 2021			First Quarter 2020
	Income before income taxes	Net income	Diluted earnings per common share	Income before income taxes	Net income	Diluted earnings per common share
GAAP	$101.3	$84.7	$2.23	$101.0	$82.2	$2.17
Adjusted for specified items:
FLIR transaction and integration costs	5.9	5.8	0.15	—	—	—
Acquired intangible asset amortization	9.8	7.5	0.20	9.6	7.3	0.19
Bridge loan and debt extinguishment fees	30.6	23.3	0.61	—	—	—
Non-GAAP	$147.6	$121.3	$3.19	$110.6	$89.5	$2.36

	First Quarter 2021		First Quarter 2020
	Operating income	Operating margin	Operating income	Operating margin
GAAP	$135.2	16.8%	$104.0	13.3%
Adjusted for specified items:
FLIR transaction and integration costs	5.9		—
Acquired intangible asset amortization	9.8		9.6
Non-GAAP	$150.9	18.7%	$113.6	14.5%